Exhibit 99.1

Contact:

Joshua T. Brumm
Executive Vice President, Finance
Phone: 408-215-3311

Ramses Erdtmann
SVP Investor Relations & Administration
Phone: 408-215-3325

Pharmacyclics Reports First Quarter 2013 Results

SUNNYVALE, CA, May 1, 2013
Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for its three months ended March 31, 2013.

Financial Results for the Three Months Ended March 31, 2013

Non-GAAP net loss reported for the quarter ended March 31, 2013 was $28.3 million, or $0.40 loss per share compared to non-GAAP net loss of $9.3 million, or $0.14 loss per share for the quarter ended March 31, 2012.  See “Use of Non-GAAP Financial Measures” below for a description of our non-GAAP measures. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

As reported on April 11, 2013, the Company earned a $50 million milestone payment obligation under its collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”) as a result of the enrollment of a fifth patient in a study using ibrutinib (PCI-32765) as a monotherapy versus chlorambucil in elderly patients with newly diagnosed chronic lymphocytic lymphoma/small lymphocytic lymphoma. The $28.3 million non-GAAP net loss for the quarter ended March 31, 2013 did not include the $50 million milestone earned on April 11, 2013. The Company will record the above milestone as revenue for the quarter ending June 30, 2013. As such, the Company expects non-GAAP net income/loss to be near break-even for the quarter ending June 30, 2013 and also for the full year ending December 31, 2013. This includes the assumption of costs by Janssen in excess of the $50 million annual cap per calendar year (“Excess Amounts”) under the Agreement with Janssen.

The generally accepted accounting principles (“GAAP”) net loss for the quarter ended March 31, 2013 was $51.9 million, or $0.73 loss per share. This includes stock-based compensation expense of $23.6 million. For the quarter ended March 31, 2012, GAAP net loss was $12.8 million, or $0.19 loss per share. This includes stock-based compensation expense of $3.5 million.

The increase of the stock-based compensation expense to $23.6 million for the three months ended March 31, 2013 compared to $3.5 million for the three months ended March 31, 2012 was primarily related to the timing and accounting of grants for performance-based stock options, share price appreciation and the growth in the Company’s employee base.  For the remainder of 2013 the Company expects stock-based compensation expense to average $18 million to $22 million per quarter.

GAAP operating expenses were $55.8 million for the quarter ended March 31, 2013, compared to $19.9 million for the quarter ended March 31, 2012. No Excess Amounts were recognized as a reduction to operating expenses for the three months ended March 31, 2013 and 2012.

As of March 31, 2013, the Company had cash, cash equivalents and marketable securities of $511.2 million, compared with $317.1 million as of December 31, 2012. As previously announced, during the three months ended March 31, 2013, the Company sold 2.2 million shares of its common stock in an underwritten public offering for net proceeds of $201.0 million. The net proceeds from the public stock offering were received during the three months ended March 31, 2013.

As previously disclosed in our earnings release for the quarter ended December 31, 2012, the Company expected to end the calendar year 2013 with cash, cash equivalents and marketable securities of more than $225 million. With net proceeds of $201 million from the underwritten public offering and additional milestones expected to be earned during the calendar year, the Company now expects to end 2013 with approximately $500 million in cash, cash equivalents, marketable securities and receivables due from our collaboration partner.

To date, the Company has earned four milestone payments under the Agreement with Janssen of $50 million each, totaling $200 million, including the $50 million milestone earned on April 11, 2013 which the Company expects to collect during the quarter ending June 30, 2013. The Company may earn up to an additional $625 million in development and regulatory milestone payments, however, clinical development entails risks and the Company has no assurance as to whether or when the milestone targets might be achieved.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and the Company is responsible for 40% of development costs. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of development costs and pre-tax commercialization losses for each calendar year. As of March 31, 2013, the Company’s total share of collaboration costs for the 2013 calendar year to date was approximately $24.9 million.

"This past quarter has been particularly successful for our company,” said Bob Duggan, CEO and Chairman of the Board. “We completed the enrollment of our first Phase III trial and are well on track with our clinical programs. We also received the third Breakthrough Therapy Designation from the FDA. Last month at the American Association of Clinical Research we had 8 poster presentations and 1 oral presentation. There are 5 additional oral and 6 poster presentations with clinical and pre-clinical updates planned for the upcoming scientific conferences this summer, the American Society of Clinical Oncology, the European Hematology Association and the International Conference on Malignant Lymphoma. Last month we earned a milestone payment of $50 million from our collaboration partner Janssen, for the start of our front line study in CLL and on March 8th we concluded a successful equity offering netting us $201 million. Pharmacyclics remains resolute in its goal to lead in the creation of a new era of patient friendly, body harmonious, medicinal solutions, which are intended to improve the quality of life, increase duration of life and address serious, unmet medical health care needs for patients.”

Conferences and Presentations in June 2013

American Society of Clinical Oncology 2013 Annual Meeting May 31-June 4, 2013

At the upcoming American Society of Clinical Oncology (ASCO) 2013 annual meeting the company will have one oral presentation and three poster presentations on ibrutinib. The oral presentation discusses the Phase I study of ibrutinib combined with R-CHOP in patients with CD20-Positive B-cell frontline NHL (DLBCL, MCL, FL). There will be a poster discussion on tumor genomic profiling revealing mechanisms of resistance to ibrutinib in CLL patients. From our clinical pharmacology team we will also present a poster on pharmacokinetics of dose ranging of ibrutinib in CLL, and another poster on describing safety data with the evaluation of electrocardiograms in CLL patients receiving ibrutinib.

•	Oral Abstract Session

Phase Ib Study Combining Ibrutinib with Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP) in Patients with CD20-Positive B-Cell Non Hodgkin Lymphoma (NHL) Date/Time: June 01, 2013, 1:45PM – 2:00PM, Location: E354a , Author: Dr. Anas Younes

•	Poster Discussion Session
Use of Tumor Genomic Profiling to Reveal Mechanisms of Resistance to the BTK Inhibitor Ibrutinib in Chronic Lymphocytic Leukemia (CLL)
Date/Time Poster Display: June 01, 2013, 8:00AM - 12:00PM, Location: S405
Poster Discussion: 12:00PM - 1:00PM, Location: S406, Author: Dr. Joseph Buggy

•	Poster Session
Pharmacokinetics of Ibrutinib in Patients with Chronic Lymphocytic Leukemia
Date/Time: June 02, 2013, 8:00AM - 11:45AM, Location: S Hall A2, Author: Dr. Juthamas Sukbuntherng

•	Poster Session
Open Label Evaluation of ECG in Patients with Chronic Lymphocytic Leukemia (CLL) Receiving Ibrutinib Monotherapy
Date/Time: June 02, 2013, 8:00AM - 11:45AM, Location: S Hall A2, Author: Dr. David Loury

European Hematology Association 18th Congress in Stockholm, Sweden June 13-16, 2013

At the European Hematology Association (EHA) annual congress there will be four presentations; two oral and two poster presentations. The oral presentations will be from the clinical trials PCYC-1106, Pharmacyclics’ Phase II study using ibrutinib as a monotherapy in patients with relapsed or refractory (R/R) ABC sub-type of diffuse large B-cell lymphoma (DLBCL) and from PCYC-1104, Pharmacyclics’ Phase II study using ibrutinib as a monotherapy in R/R mantle cell lymphoma (MCL) patients. Pharmacyclics will also present non-clinical data in a poster presentation on BTK expression in multiple myeloma (MM). There will also be a poster presentation discussing the Phase I study of ibrutinib combined with R-CHOP in frontline NHL patients as reported previously at ASCO in June, 2013.

•	Oral Presentation

The Bruton’s Tyrosine Kinase (BTK) Inhibitor, Ibrutinib (PCI-32765), has Preferential Activity in the Activated B-cell-like (ABC) Subtype of Relapsed/Refractory (R/R) DLBCL: Interim Phase 2 Results Date/Time: June 16, 2013, 11:30AM-11:45AM, Location: Hall A7, Author: Dr. Sven de Vos

•	Oral Presentation
Updated Interim Results of an International, Multicenter, Phase 2 Study of Ibrutinib in Relapsed or Refractory Mantle Cell Lymphoma
Date/Time: June 16, 2013, 11:00AM-11:15AM, Location: Hall A7, Author: Dr. Simon Rule

•	Poster Presentation
Bruton Tyrosine Kinase Expression in Multiple Myeloma
Date/Time: June 14, 2013, 5:45PM-7:00PM, Location: Poster Hall, Author: Dr. Laurence Elias

•	Poster Presentation (Encore from ASCO)
Phase 1b Study Combining Ibrutinib with Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP) in Patients with CD20-Positive B-Cell Non-Hodgkin Lymphoma (NHL)
Date/Time: June 15, 2013, 5:45PM-7:00PM, Location: Poster Hall, Author: Dr. Anas Younes

International Conference on Malignant Lymphoma in Lugano, Switzerland June 19-22, 2013

At the International Conference on Malignant Lymphoma (ICML) there will be three oral presentations and three poster presentations on ibrutinib, and one oral presentation on abexinostat, Pharmacyclics’ HDAC inhibitor. One oral presentation in the plenary session will show results using ibrutinib as a monotherapy in R/R CLL patients with deletion 17p as previously reported at AACR earlier this year. One oral presentation will cover the trial results using ibrutinib as a monotherapy in R/R Waldenstrom Macroglobulinemia (WM) patients. The other oral presentation will show the Phase I results using R-CHOP plus ibrutinib in frontline NHL patients similar to the data that will be presented at ASCO and EHA in June, 2013. Two posters are updates from the MD Anderson trial using ibrutinib plus rituximab in high risk CLL patients. An additional poster will show updated results from Pharmacyclics’ trial PCYC-1104 with similar data from the oral presentation at EHA in June, 2013. An additional oral presentation will show trial data using the HDAC inhibitor abexinostat in patients with R/R follicular lymphoma.

•	Oral Presentation in Plenary Session (Encore from AACR)
Single Agent Ibrutinib (PCI-32765) is Highly Effective in Chronic Lymphocytic Leukemia (CLL) Patients with 17p Deletion
Date/Time: June 19, 2013, 2:40PM – 3:00PM, Locations: Room A, B and Marquee Parco Ciani, Author: Dr. Adrian Wiestner

•	Oral Presentation
A Prospective, Multicenter, Phase II Study of the Bruton’s Tyrosine Kinase Inhibitor Ibrutinib in Patients with Relapsed and Refractory Waldenstrom’s Macroglobulinemia
Date/Time: June 20, 2013, 4:20PM - 4:35PM, Location: Room A and Marquee, Author: Dr. Steven Treon

•	Oral Presentation (Encore from ASCO)
Phase Ib Study Combining Ibrutinib with Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP) in Patients with CD20-Positive B-Cell Non-Hodgkin Lymphoma
Date/Time: June 20, 2013, 4:50PM – 5:05PM, Location: Room A and Marquee, Author: Dr. Anas Younes

•	Poster Presentation
Efficacy and Safety of Ibrutinib in Combination with Rituximab (iR) in High-Risk CLL Patients
Date/Time: June 19, 2013, 12:00PM - 6:30PM, June 20, and June 21, 2013, 8:30AM - 6:30PM, Location: Marquee Parco Ciani, Author: Dr. Jan Burger

•	Poster Presentation
Cytokine Quantification in High-Risk Chronic Lymphocytic Leukemia (CLL) Patients Treated with Ibrutinib and Rituximab
Date/Time: June 19, 2013, 12:00PM - 6:30PM, June 20, and June 21, 2013, 8:30AM - 6:30PM, Location: Marquee Parco Ciani, Author: Dr. Iris de Weerdt

•	Poster Presentation (Encore from EHA)
Updated Interim Results of an International Multicenter, Phase 2 Study of Ibrutinib (PCI-32765) in Relapsed or Refractory (R/R) Mantle Cell Lymphoma (MCL)
Date/Time: June 19, 2013, 12:00PM - 6:30PM, June 20, and June 21, 2013, 8:30AM - 6:30PM, Location: Marquee Parco Ciani, Author: Dr. Michael Wang

•	Oral Presentation
The Pan-Histone Deacetylase Inhibitor (HDACi) Abexinostat (PCI-24781): Significant Clinical Activity in Relapsed/Refractory Follicular Lymphoma (FL) in a Multicenter Phase II Study
Date/Time: June 21, 2013, 10:00AM – 10:15AM, Location: Room A and Marquee, Author: Dr. Andrew Evens

Recent Developments & Highlights

Three Breakthrough Therapy Designations

The U.S. Food and Drug Administration (FDA) granted three Breakthrough Therapy Designations for the investigational oral agent ibrutinib. These include ibrutinib used as a monotherapy in patients with R/R MCL, in patients with WM and in patients with CLL who have a deletion of chromosome 17p.

The Breakthrough Therapy Designation is intended to expedite the development and review of a potential new drug for serious or life-threatening diseases where “preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.” The designation of a drug as a Breakthrough Therapy was enacted as part of the 2012 Food and Drug Administration Safety and Innovation Act. Pharmacyclics, together with Janssen, is working with the FDA to determine the implications of this Breakthrough Therapy Designation to the ongoing and planned development and the filing requirements for the use of ibrutinib in patients. At this time Pharmacyclics is targeting to submit the MCL filing before the end of the third quarter 2013. Pharmacyclics anticipates to provide guidance prior to year end on the WM and CLL with deletion 17p filing timelines after further discussions with the FDA.

The FDA Breakthrough Therapy Designations for ibrutinib were based on data from clinical and pre-clinical studies. Ibrutinib has the potential to improve the outcome in these serious and life-threatening diseases which have a poor prognosis. The company and its collaboration partner, Janssen, have designed and are currently executing a development program for ibrutinib in each of these indications.

Comprehensive Pre-Clinical Research and Clinical Development

To broaden our understanding of ibrutinib, Pharmacyclics has performed research into mechanisms of action both in its own research department, and through collaborations with leading universities and clinical centers. Over the past 3 years, Pharmacyclics’ research department has established and maintained 47 collaborations with academic investigators at universities or clinical centers. This broad-reaching collaborative effort has resulted in 40 preclinical abstracts presented at scientific congresses, and 15 original peer-reviewed scientific manuscripts in leading scientific journals, plus 17 review articles and commentaries in the literature. Most recently 8 presentations were made at the American Association for Cancer Research in April, where ibrutinib was evaluated preclinically in various disease settings.

Today over 1300 patients have been dosed with ibrutinib in company sponsored trials. Together with our collaboration partner Janssen, Pharmacyclics has engaged upwards of approximately 250 clinical sites, using ibrutinib in CLL, and additionally over 100 clinical sites engaged for the use of ibrutinib in MCL. These numbers are continuously growing as new studies are being initiated within the overall clinical development program. As of today there are over 28 studies registered with the U.S. National Institutes of Health. Five of these studies are Phase III trials, which each enrolling approximately 300-600 patients. Several of the trials in our clinical program are sponsored by the National Cancer Institute or other medical centers. To date ibrutinib is being clinically advanced in over 25 countries, which include the major population regions: U.S., Europe, Asia Pacific and Latin America.

Phase II / III / IV Clinical Trials Initiated with Ibrutinib Over the Last 12 Months

o
A multicenter, open label Expanded Access Program for ibrutinib in R/R MCL patients (MCL4001) is being initiated in the US by Janssen. In the time before a potential U.S. marketing approval, Pharmacyclics and Janssen will strive to provide early access to ibrutinib under an Expanded Access Program (EAP). EAPs are clinical studies allowed under certain circumstances by the FDA. They are designed to provide a mechanism for access to an investigational drug to treat patients with a serious or immediately life-threatening diseases or conditions until the time of an anticipated U.S. marketing approval. Further information about this program can be found on www.clinicaltrials.gov.

o
Phase III study of ibrutinib versus ofatumumab in patients with R/R CLL/SLL, RESONATE™. This trial is a randomized, multi-center, open-label Phase III trial of ibrutinib as a monotherapy. The target enrollment of 350 patients was achieved on April 3, 2013 and the study was closed for further enrollment on April 18, 2013 with an additional 41 patients enrolled at that time. The primary endpoint of this study is to demonstrate a clinically significant improvement in progression-free survival when compared to ofatumumab. A pre-defined number of progression events will trigger an interim analysis. A read out from the interim analysis is expected during Q1 of 2014. If the treatment effect of ibrutinib in comparison to ofatumumab is deemed statistically favorable by an independent review committee, a discussion with the FDA and other health authorities for a potential early filing may take place.

o
Phase III study of ibrutinib versus chlorambucil in frontline newly diagnosed elderly CLL/SLL patients, RESONATE™-2.  This trial is a randomized, multicenter, open-label study of ibrutinib as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was granted a Special Protocol Assessment (SPA), designed to demonstrate superiority of ibrutinib with the primary endpoint of progression-free survival when compared to chlorambucil. This global study enrolled its first patient at the end of Q1 of 2013. Pharmacyclics plans to enroll 272 patients worldwide and anticipates enrollment for this study to be completed by the end of Q3 of 2014.

o
Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with R/R CLL/SLL, HELIOS (CLL3001). This trial is a randomized, multi-center, double blinded, placebo controlled trial of ibrutinib in combination with bendamustine and rituximab in R/R CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival when compared to bendamustine and rituximab. This global study, conducted by Janssen, is open and Janssen plans to enroll 580 patients worldwide.

o
Phase II study, RESONATE™-17, which is a single-arm, open-label, multi-center trial using ibrutinib as a monotherapy in patients who have deletion 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population). The primary endpoint of the study is the overall response rate. This global study is open and Pharmacyclics plans to enroll 111 patients worldwide. The Company plans to complete enrollment for this study before year end 2013.

o
Phase III study of ibrutinib versus temsirolimus in R/R MCL patients, RAY (MCL3001). This trial is a randomized, multi-center, open-label trial of ibrutinib as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is progression-free-survival when compared to temsirolimus. This global study, conducted by Janssen outside the US, is open and Janssen plans to enroll 280 patients.

o
Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with newly diagnosed MCL, SHINE (MCL3002). This trial is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib plus bendamustine and rituximab versus placebo plus bendamustine and rituximab in patients with newly diagnosed MCL. The primary endpoint of the study is progression-free-survival when compared to bendamustine and rituximab. Janssen plans to enroll 520 patients in this study.

o
Phase II study of ibrutinib in patients with R/R MCL who progress after bortezomib therapy, SPARK (MCL2001). This is a single-arm, multi-center trial of ibrutinib as a monotherapy in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate, which is scheduled to be evaluated 6 months from the completion of enrollment.  This global study, conducted by Janssen has completed enrollment of the planned 110 patients in April of 2013.

o
Phase Ib dose escalating study of ibrutinib in combination with R-CHOP in patients with newly diagnosed CD20 positive B-cell Non Hodgkin Lymphoma (DLBCL, MCL, FL). The purpose of this study is to identify a safe and tolerable dose of ibrutinib in combination with R-CHOP. With a recommended Phase II dose established, the study is currently in the expansion phase in patients with newly diagnosed DLBCL. This global, multi-center study, conducted by Janssen, has been fully accrued. An update on the dose escalating phase of this study will be provided at ASCO, 2013.

o
Phase II study of ibrutinib in patients with R/R MM. This is a Phase II, multi-center, open-label trial designed trial to assess the safety and efficacy of ibrutinib single agent and in combination with dexamethasone in patients with R/R MM. This study is conducted by Pharmacyclics and is currently exploring ibrutinib administration at 560 mg in combination with dexamethasone. Two further cohorts are planned to be explored; 840 mg with dexamethasone and 840 mg as a single agent. Pharmacyclics anticipates an update on this program will be provided by year end 2013.

o
Phase II study of ibrutinib in patients with R/R follicular lymphoma (FL). This is a multi-center, global study of ibrutinib in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least 2 prior lines of therapy, including at least 1 rituximab combination chemotherapy regimen. The primary endpoint of this study is objective response rate. This global study, conducted by Janssen, was opened in Q1 of 2013 and Janssen plans to enroll 110 patients.

Conference Call and further Corporate Updates

The Company will hold a conference call today at 4:30 p.m. EDT. To participate in the conference call, please dial 1-877-407-0778 for domestic callers and 1-201-689-8565 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. To access a replay of the call please dial 1-877-660-6853 domestic callers and 1-201-612-7415 for international callers and use the conference ID number: 413317.  The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the company’s Web site at http://www.pharmacyclics.com.

About Ibrutinib

Ibrutinib was designed to specifically target and selectively inhibit an enzyme called Bruton tyrosine kinase (BTK). BTK is a key mediator of at least three critical B-cell pro-survival mechanisms occurring in parallel – regulation of apoptosis, cell adhesion, and cell migration and homing.

The effectiveness of ibrutinib alone or in combination with other treatments is being studied in several B-cell malignancies, including chronic lymphocytic leukemia/small lymphocytic lymphoma, mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma, Waldenström's macroglobulinemia and multiple myeloma. To date 5 Phase III trials have been initiated with ibrutinib and a total of 28 trials are currently registered on www.clinicaltrials.gov. Janssen Biotech, Inc. and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize ibrutinib.

About Pharmacyclics

Pharmacyclics is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Mar. 31,	Dec. 31,
	2013	2012
Assets

Cash, cash equivalents and marketable securities 1	$511,247	$317,114
Other current assets 2	21,416	29,378
Total current assets	532,663	346,492
Property and equipment, net	9,478	6,403
Other assets	3,020	2,234
Total assets	$545,161	$355,129

Liabilities and Stockholders' Equity

Deferred revenue - current portion	$8,036	$8,139
Other current liabilities	39,353	21,118
Total current liabilities	47,389	29,257
Deferred revenue - non-current portion	59,879	62,562
Deferred rent	783	784
Total liabilities	108,051	92,603
Stockholders' equity	437,110	262,526
Total liabilities and stockholders' equity	$545,161	$355,129

1 Marketable securities	$8,721	$9,681

2 As of March 31, 2013 and December 31, 2012, Other current assets includes $17.1 million and $26.6 million, respectively, due to the Company from Janssen under the collaboration and license agreement.

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2013	2012
Revenue:
License and milestone revenue	$-	$-
Collaboration services revenue	2,846	1,927
Total revenue	2,846	1,927
Operating expenses*:
Research and Development	35,784	15,828
General and Administrative	20,026	4,061
Total operating expenses	55,810	19,889
Loss from operations	(52,964)	(17,962)
Interest and other income, net	79	56
Loss before income taxes	(52,885)	(17,906)
Income tax benefit	974	5,083
Net loss	$(51,911)	$(12,823)

Net loss per share:
Basic	$(0.73)	$(0.19)
Diluted	$(0.73)	$(0.19)
Weighted average shares used to compute net loss per share:
Basic	70,933	68,848
Diluted	70,933	68,848

* Includes stock-based compensation as follows:
Research and development	$11,180	$2,695
General and administrative	12,398	790
	$23,578	$3,485

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2013	2012

GAAP net loss	$(51,911)	$(12,823)
Adjustments:
Research and Development stock-based compensation (2)	11,180	2,695
General and Administrative stock-based compensation (2)	12,398	790
	23,578	3,485
Non-GAAP net loss	$(28,333)	$(9,338)

GAAP net loss per share - basic	$(0.73)	$(0.19)
Stock-based compensation expense	0.33	0.05
Non-GAAP net loss per share - basic	$(0.40)	$(0.14)

GAAP net loss per share - diluted	$(0.73)	$(0.19)
Stock-based compensation expense	0.33	0.05
Non-GAAP net loss per share - diluted	$(0.40)	$(0.14)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation was excluded for the non-GAAP analysis.